Exhibit 10.3

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is entered into as of                  by and between Dingdong (Cayman) Limited, a Cayman Islands company (the “Company”), and                 , an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of employment, and the Executive desires to be employed by the Company during the term of employment and upon the terms and conditions of this Agreement (the “Employment”).

It is understood that an employment agreement has been entered into by and between a subsidiary or affiliate entity of the Company on one hand and the Executive on the other hand (collectively, the “PRC Agreement”).

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts a position of            of the Company.

2.	TERM

The term of the Employment shall be specified in the PRC Agreement, commencing on             , unless terminated earlier pursuant to the terms of this Agreement. Both parties agree that if the PRC Agreement is terminated pursuant to the terms therein, this Agreement shall also be terminated unless mutually agreed by both parties.

3.	PROBATION

No probationary period.

4.	DUTIES AND RESPONSIBILITIES

Subject to the supervision of and direction by the Board of Directors of the Company (the “Board”), the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

5.	LOCATION

The Executive will be based in                  , the People’s Republic of China, and at such other places as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder.

6.	COMPENSATION AND BENEFITS

The Executive’s compensation and benefits shall be determined by the Company and shall be specified in the PRC Agreement. Unless otherwise provided in such PRC Agreement, the Executive’s compensation and benefits are subject to annual review and adjustment by the Company or the Company’s designated subsidiary or affiliate entity.

7.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company shall have the right to terminate the Executive’s Employment at any time pursuant to the terms and conditions under the PRC Agreement.

(b)

By the Executive. The Executive may terminate the Employment at any time with a 30-day prior written notice to the Company pursuant to the terms and conditions under the Operative Employment Agreement.

8.	CONFIDENTIALITY AND NONDISCLOSURE

(a)

Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of his/her employment and after termination, to hold in confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information relating to the technology, business operations, management and any other aspects of the Group, including but not limited to technical data and Trade Secrets. “Trade Secret” refers to any non-public information relating to the operation, management, technology and financial conditions of the Group that can be used to generate economic benefits for the Group, and with respect to which the Group has established corporate policies or taken other measures to ensure its confidentiality. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)

Third Party Information. The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Group, during the Executive’s Employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in confidence and not to disclose it to any person or firm, and to only use it in a manner consistent with, and for the limited purposes permitted by, the Group’s agreement with such third party, or in compliance with applicable corporate policies or customary practices.

9.	INTELLECTUAL PROPERTY

(a)

Inventions. Subject to the PRC Agreement, the Company shall own all right, title and interest (including patent rights, copyrights and all other intellectual property rights of any sort throughout the world) relating to any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Executive during the term of and related to the Employment to the fullest extent allowed by applicable law (collectively, the “Inventions”). The executive hereby makes all assignments necessary to accomplish the foregoing.

(b)

Patent and Copyright Registration. The Executive agrees to assist the Company or its designees, at Company’s expense, in every proper way to obtain for the Company and enforce patents rights, copyrights and any other legal protection for the Inventions in any and all countries. The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patent rights, copyrights, and any other legal protections.

This Section 9 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.	NON-COMPETITION AND NON-SOLICITATION

(a)

Non-Competition. [In consideration of the compensation provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agree that during the term of Employment and for a period of                year(s) following the termination of the Employment for any reason, the Executive shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the Competing Business; provided, however, it shall not be a violation of this Section 10 for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that the Executive does not otherwise participate in the business of such corporation. As used herein, a “Competing Business” means any business that is substantially similar to, or is in direct or indirect competition or would potentially compete with, any businesses conducted by the Company or any member of the Group.] / [The Company may enter into a non-competition agreement or such other documentation to a similar effect with the Executive separately.]

(b)

Non-solicitation. During the term of Employment and for a period of                year(s) following the termination of the Executive’s employment for any reason, the Executive agrees that he/she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, do any of the following: (a) solicit from any customer or business partner doing business with the Group during the term of Employment business of the same or of a similar nature to the Competing Business; (b) solicit from any known potential customer or business partner of the Group business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer; (c) solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by the Group; or (d) otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any customer or business partner.

11.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

13.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, other than any such agreement under any employment agreement entered into with a subsidiary of the Company at the request of the Company, including the PRC Agreement, to the extent such agreement does not conflict with any of the provisions herein. Unless expressly specified otherwise, nothing in this Agreement shall be construed as limiting or affecting the validity and effectiveness of any clause in the PRC Agreement.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

16.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part) except by an instrument in writing signed by both of the parties hereto.

17.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

19.	HEADINGS

The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms. The Executive agrees and acknowledges that he/she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has ample opportunity to do so.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Dingdong (Cayman) Limited

By:

Name:
Title:

Executive

Signature:

Name:

[Signature Page to Employment Agreement]